Consent of Ernst & Young LLP, Independent Registered Public Accounting
                                      Firm


We  consent  to the  references  to  our  firm  under  the  captions  "Financial
Highlights" in the Class Y Prospectus and "Disclosure of Portfolio Holdings," "Independent Registered Public Accounting Firm," and "Financial Statements" in the Class Y Statement of Additional Information and to the incorporation by reference of our report, dated February 10, 2006, on the financial statements and financial highlights of Pioneer AMT-Free Municipal Fund (a Portfolio of Pioneer Series Trust II) included in the Annual Report to the Shareowners for the year ended December 31, 2005 as filed with the Securities and Exchange Commission in Post-Effective Amendment Number 13 to the Registration Statement (Form N-1A, No. 333-110037) of Pioneer Series Trust II.


                                                           /s/ ERNST & YOUNG LLP

Boston, Massachusetts
November 1, 2006